AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 3, 2002.
                                                      REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------

                               Donegal Group Inc.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

          Delaware                                       23-2424711
--------------------------------             ----------------------------------
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

            1195 River Road
         Marietta, Pennsylvania                            17547
---------------------------------------                  --------
(Address of Principal Executive Offices)                (Zip Code)

                              --------------------


                  Donegal Mutual Insurance Company 401(k) Plan
                  --------------------------------------------
                            (Full title of the plan)

                              --------------------

                               Donald H. Nikolaus
                      President and Chief Executive Officer
                               Donegal Group Inc.
                                 1195 River Road
                          Marietta, Pennsylvania 17547
                      -------------------------------------
                     (Name and address of agent for service)

                                 (717) 426-1931
                      --------------------------------------
                     (Telephone number, including area code,
                              of agent for service)

                              --------------------

                                    Copy to:
                            Kathleen M. Shay, Esquire
                                Duane Morris LLP
                                One Liberty Place
                      Philadelphia, Pennsylvania 19103-7396
                                 (215) 979-1000


                                          CALCULATION OF REGISTRATION FEE
==================================================================================================================
                                                         Proposed              Proposed
 Title of securities            Amount to be         maximum offering      maximum aggregate          Amount of
  to be registered              registered(1)       price per share(2)     offering price(2)      registration fee
------------------------------------------------------------------------------------------------------------------

Class A common stock, par       200,000 shares           $11.37                $2,274,000               $210
value $.01 per share
==================================================================================================================

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement (the "Registration Statement") also covers an indeterminate amount of interests to be offered or sold pursuant to the Donegal Mutual Insurance Company 401(k) Plan (the "Plan").

(2) Pursuant to paragraph (h) of Rule 457, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been computed on the basis of $11.37 per share, the average of the high and low sales prices of the Class A common stock of the Company on the Nasdaq National Market on May 24, 2002.

INTRODUCTORY STATEMENT PURSUANT TO GENERAL INSTRUCTION E TO FORM S-8

     The shares of Class A common stock of Donegal Group Inc. (the "Company") being registered hereunder are reserved for offer and sale under the Donegal Mutual Insurance Company 401(k) Plan (the "Plan"). On December 29, 1999, the Company registered 300,000 shares of the previously authorized common stock of the Company and an indeterminate number of interests under the Plan for offer and sale under the Plan on Form S-8, Registration Statement No. 333-93785, under the Securities Act of 1933, as amended (the "Securities Act"). On January 7, 2000, the Company registered an additional 300,000 shares of the previously authorized common stock of the Company and an indeterminate number of interests under the Plan for offer and sale under the Plan on Form S-8, Registration Statement No. 333-94301, under the Securities Act.

     Effective as of April 19, 2001, the Company: (a) effected a one-for-three reverse stock split of its previously authorized common stock and redesignated that common stock as Class B common stock; and (b) declared a dividend of two shares of Class A common stock payable on each share of Class B common stock outstanding at the time. As a result of the reverse split and stock dividend:
(a) the number and class of shares deemed registered under Registration Statement No. 333-93785 is 100,000 shares of Class B common stock, and the number and class deemed registered under Registration Statement No. 333-94301 is 100,000 shares of Class B common stock; and (b) all assets thereafter invested under the Plan in shares of the Company's capital stock are being invested in shares of Class A common stock.

     The Company intends to file post-effective amendments to those prior two registration statements to deregister any shares of Class B common stock that will no longer be used for the investment of assets under the Plan. Pursuant to General Instruction E to Form S-8, with respect to the registration of additional securities hereunder for offer and sale under the Plan, the contents of the Company's Registration Statement No. 333-93785 and Registration Statement No. 333-94301 are incorporated herein by reference.

                                     PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following material is incorporated herein by reference:

     (a) The Form 10-K Annual Report for the year ended December 31, 2001, as filed by the Company with the Securities and Exchange Commission on March 28, 2002.

     (b) The Form 10-Q Quarterly Report for the quarter ended March 31, 2002, as filed by the Company with the Commission on May 15, 2002.

     (c) The Form 11-K Annual Report for the year ended December 31, 2000, as filed by the Plan with the Commission on April 26, 2002.

     (d) The description of the Company's Class A common stock set forth in the Company's Post-Effective Amendment to Form 8-A/A Registration Statement filed by the Company with the Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on April 12, 2001.

     All reports or other documents filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement, in each case filed by the Company prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated herein by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

     No answer to this item is required because the class of securities to be offered is registered under Section 12 of the Exchange Act.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     The validity of the issuance of the shares of Class A common stock registered under this Registration Statement will be passed upon for the Company by Duane Morris LLP, Philadelphia, Pennsylvania. As of March 28, 2002, attorneys at Duane Morris LLP who have recently provided substantive legal services for the Company beneficially owned 16,961 shares of the Company's outstanding Class A common stock, and 7,884 shares of the Company's outstanding Class B common stock, of which 5,926 shares represent shares of Class A common stock purchasable under currently exercisable stock options and 2,963 shares represent shares of Class B common stock purchasable under currently exercisable stock options. In addition, Frederick W. Dreher, a partner of Duane Morris LLP, is a director of Donegal Mutual Insurance Company (the "Mutual Company") and is one of the members on the coordinating committee of the boards of directors of the Company and the Mutual Company. The Mutual Company is a holder of approximately 63.5% of the Company's Class A common stock and 62.1% of the Company's Class B common stock.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of the State of Delaware empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful.

     In the case of an action or suit by or in the right of the corporation to procure a judgment in its favor, Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by reason of the fact that such person is or was acting in any of the capacities set forth above against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that indemnification is not permitted in respect of any claim, issue or matter as to which such person is adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper.

     Section 145 further provides that a Delaware corporation is required to indemnify a director, officer, employee or agent against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with any action, suit or proceeding or in defense of any claim, issue or matter therein as to which such person has been successful on the merits or otherwise; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators and empowers the corporation to purchase and maintain insurance on behalf of a director or officer against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person's status as such whether or not the corporation would have the power to indemnify such person against such liability under Section 145. A Delaware corporation may provide indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct. Such determination is to be made (i) by the board of directors by a majority vote of a quorum consisting of directors who were not party to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion or (iii) by the stockholders.

     Article Five of the Company's By-laws provides for indemnification of directors and officers of the Company to the fullest extent permitted by the General Corporation Law of the State of Delaware, as presently or hereafter in effect. The By-laws of Donegal Mutual Insurance Company also provide that the Mutual Company shall indemnify to the full extent authorized by law any director or officer of Donegal Mutual Insurance Company who is made, or threatened to be made, a party to any action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was serving as a director, officer or employee of the Company at the request of the Mutual Company.

     The Company provides liability insurance for directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the Company up to an aggregate of $5,000,000 inclusive of defense costs, expenses and charges.

     In addition, as permitted by the General Corporation Law of the State of Delaware, Article Six of the Company's Certificate of Incorporation provides that no director of the Company shall incur personal liability to the Company or its stockholders for monetary damages for breach of such person's fiduciary duty as a director; provided, however, that the provision does not eliminate or limit the liability of a director for (i) any breach of the director's duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) the unlawful payment of dividends or unlawful purchase or redemption of stock under
Section 174 of the General Corporation Law of the State of Delaware or (iv) any transaction from which the director derived an improper personal benefit.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     No answer to this item is required because no restricted securities are to be reoffered or resold pursuant to this Registration Statement.

ITEM 8. EXHIBITS.

     The Company hereby undertakes that it will submit or has submitted the Plan and any amendment thereto to the Internal Revenue Service (the "IRS") in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.

     (4)    Donegal Mutual Insurance Company 401(k) Plan, as amended.

     (5)    Opinion of Duane Morris LLP.

     (23.1) Consent of KPMG LLP.

     (23.2) Consent of McKonly & Asbury LLP

     (23.3) Consent of Duane Morris LLP (included with its opinion filed as Exhibit 5).

     (24) Power of Attorney (included on the signature pages hereto).

ITEM 9. UNDERTAKINGS.

     The Company hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in any prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Item 9 do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offer thereof; and

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The Company hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The Company hereby further undertakes that, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Marietta, Pennsylvania on May 31, 2002.

                                   DONEGAL GROUP INC.


                                   By:/s/ Donald H. Nikolaus
                                      ------------------------------------------
                                       Donald H. Nikolaus, President and
                                       Chief Executive Officer

     Know all men by these presents, that each person whose signature appears below constitutes and appoints Donald H. Nikolaus and Ralph G. Spontak, and each or either of them, as such person's true and lawful attorneys-in-fact and agents, with full power of substitution, for such person, and in such person's name, place and stead, in any and all capacities to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


Signature                                        Title                                 Date
---------                                        -----                                 ----

/s/ Donald H. Nikolaus                           President, Chief Executive            May 31, 2002
--------------------------------------------     Officer and a Director
Donald H. Nikolaus                               (principal executive officer)


/s/ Ralph G. Spontak                             Senior Vice President, Chief          May 31, 2002
--------------------------------------------     Financial Officer and
Ralph G. Spontak                                 Secretary (principal financial
                                                 and accounting officer)

                                      II-8



/s/ Philip H. Glatfelter, II                     Chairman of the Board and a           May 31, 2002
--------------------------------------------     Director
Philip H. Glatfelter, II


/s/ Patricia A. Gilmartin                        Director                              May 31, 2002
--------------------------------------------
Patricia A. Gilmartin


/s/ C. Edwin Ireland                             Director                              May 31, 2002
--------------------------------------------
C. Edwin Ireland


/s/ R. Richard Sherbahn                         Director                              May 31, 2002
--------------------------------------------
R. Richard Sherbahn


                                                 Director                              May   , 2002
--------------------------------------------
Thomas J. Finley, Jr.


/s/ Robert S. Bolinger                           Director                              May 31, 2002
--------------------------------------------
Robert S. Bolinger


                                                 Director                              May   , 2002
-------------------------------------------
John J. Lyons

THE PLAN. Pursuant to the requirements of the Securities Act of 1933, the administrator of the Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Marietta, Pennsylvania on May 31, 2002.


                                    DONEGAL MUTUAL
                                    INSURANCE COMPANY 401(k) PLAN


                                    By:/s/ Donald H. Nikolaus
                                       -----------------------------------------
                                       Donald H. Nikolaus, Trustee


                                    By:/s/ Ralph G. Spontak
                                       -----------------------------------------
                                       Ralph G. Spontak, Trustee


                                    By:/s/ Daniel J. Wagner
                                       -----------------------------------------
                                       Daniel J. Wagner, Trustee

                                  EXHIBIT INDEX
                                  -------------


 Exhibit No.                        Exhibit Description
 -----------                        -------------------

   (4)           Donegal Mutual Insurance Company 401(k) Plan, as amended.

   (5)           Opinion of Duane Morris LLP.

   (23.1)        Consent of KPMG LLP.

   (23.2)        Consent of McKonly & Asbury LLP.

   (23.3) Consent of Duane Morris LLP (included with its opinion filed as Exhibit 5).

   (24)          Power of Attorney (included on the signature pages hereto).